Delaware Investments(r) National Municipal Income Fund
Form N-SAR Exhibit List
September 30, 2011

SUB-ITEM 77.C:  Matters submitted to a vote of security holders

At a Joint Special Meeting of Shareholders of Delaware Investments Arizona Municipal Income
Fund, Inc. and Delaware Investments National Municipal Income Fund, held on May 23, 2011, shareholders of Delaware Investments National Municipal Income Fund voted to approve an
Agreement & Plan of Acquisition for (i) an acquisition by Delaware Investments National
Municipal Income Fund (the "Acquiring Fund") of all assets of Delaware Investments Arizona
Municipal Income Fund, Inc. (the "Acquired Fund"); (ii) distribution of such newly issued common shares of the Acquiring Fund to common shareholders of the Acquired Fund; and (iii)
the dissolution of the Acquired Fund thereafter.  The Shareholders of the Acquiring Fund voted as follows:

Shares Voted
% of Voted
% of Total
For
1,260,566.674
94.461%
52.042%
Against
42,823.000
3.209%
1.768%
Abstain
31,102.230
2.330%
1.284%
Total
1,334,491.904
100%
55.094%

SUB-ITEM 77.M:  Mergers

During the period ended September 30, 2011, Delaware Investments National Municipal Income
Fund was the surviving entity of a merger with Delaware Investments Arizona Municipal Income
Fund, Inc. (the "Acquired Fund").  The Acquired Fund was de-listed on July 13, 2011.  Please see the shareholder report dated September 30, 2011 for more information.

WS: MFG_Philadelphia: 854720: v1

WS: MFG_Philadelphia: 854720: v1